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                                                                    EXHIBIT 10.3

                              GREYHOUND LINES, INC.
                                CHANGE IN CONTROL
                              SEVERANCE PAY PROGRAM
                                OCTOBER 16, 1998











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         GREYHOUND LINES, INC., a Delaware corporation (hereinafter the
"Company") hereby adopts the GREYHOUND LINES, INC. CHANGE IN CONTROL SEVERANCE PAY PROGRAM (hereinafter the "Program"), effective October 16, 1998 for the benefit of eligible employees as described herein. The Program is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA") and a severance pay plan within the meaning of the United States Department of Labor regulations section 2510.3-2(b).

         The Company considers it essential to the best interests of the Company and its shareholders that, in the event of a "Change in Control" (as defined in Section 2 hereof), its management be encouraged to remain with the Company and to continue to devote full attention to the Company's business. This Program sets forth the severance benefits which the Company agrees will be provided to eligible employees in the event their employment with the Company is terminated either by the employee for "Good Reason" or by the Company "Without Cause" (both as defined in Section 3 hereof) within a two year period immediately following any Change in Control of the Company. In the event that a Change in Control of the Company does not occur, severance benefits, if any, shall be determined, without regard to this Program.

         1. ELIGIBILITY. This Program applies to all full-time employees of the Company, Job Grades 15, 16, 17 and 18, not represented by a union for purposes of collective bargaining.

         2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless:

                                    (i) a Change in Control of the Company
                           occurs; and

                                    (ii) an eligible employee's employment with
                           the Company is terminated within two years thereafter either by the employee for Good Reason or by the Company Without Cause.

         This Program is not intended to apply to termination of employment by reason of Death, Disability or Cause (as defined in Section 3 hereof).

         For purposes of this Program, a "Change in Control" of the Company shall mean:

         (a) The acquisition by any person (defined for the purposes of this definition to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the regulations thereunder (the "Exchange Act")), other than the Company or an employee benefit plan created by the Board of Directors of the Company (the "Board") for the benefit of its employees, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the SEC under Section 13(d) of the Exchange Act) of securities issued by the Company having 30% or more of the voting power of all the voting securities issued by the Company in the election of directors at the next meeting of the holders of voting securities to be held for such purpose; or

         (b) The election of a majority of the directors to the Board elected at any meeting of the holders of voting securities of the Company who are persons who were not nominated for





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such election by the Board or a duly constituted committee of the Board having authority in such matters; or

         (c) The approval by the stockholders of the Company of a merger or consolidation with another person, other than a merger or consolidation in which the holders of the Company's voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising 80% or more of the voting power for all purposes of the surviving or resulting corporation; or

         (d) The approval by the stockholders of the Company of a transfer of substantially all of the assets of the Company to another person other than a transfer to a transferee, 80% or more of the voting power of which is owned or controlled by the Company or by the holders of the Company's voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event.

         The first date upon which a Change in Control as defined above takes place shall be known as the "Effective Date." Anything in this Program to the contrary notwithstanding, if a Change in Control occurs and if an eligible employee's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the employee that such termination (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) was by the Company and arose with or in anticipation of a Change in Control, then for all purposes of this Program, employment shall be deemed to have been terminated by the Company Without Cause under Section 3(e) of this Program.

         3. TERMINATION OF EMPLOYMENT. An eligible employee's employment with the Company shall or may be terminated, as the case may be, for any of the following reasons:

                  (a) Death. Termination of employment with the Company due to death;

                  (b) Disability. Termination of employment with the Company either by the eligible employee or the Company after the employee is physically or mentally incapacitated for a period of (i) 180 consecutive days, or (ii) 180 days in any 360 day period, such that the employee cannot substantially perform his or her duties of employment with the Company on a full-time basis, with reasonable accomodation;

                  (c) Cause. Termination of the eligible employee's employment with the Company at any time for Cause. For purposes of this Program, "Cause" shall mean:

                           (i) Any act or omission constituting fraud under the laws of the State of Texas or the State of the employee's primary employment; or

                           (ii) Conviction of, or a plea of nolo contendere to,
                                a felony; or




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                           (iii)    Use of illegal drugs; or

                           (iv)     Embezzlement of Company property or funds;
                                    or

                           (v)      Gross neglect of duties with the Company.

                  (d) Good Reason. An eligible employee may terminate his or her employment with the Company for Good Reason. For purposes of this Program, "Good Reason" shall mean:

                           (i) a substantial diminishment of an employee's duties and authority (except at the employee's request), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the employee; or

                           (ii) any failure by the Company to continue to provide the eligible employee with an annual base salary, employee benefits and an opportunity to earn incentive and bonus compensation equal or greater to that which was provided to the employee by the Company immediately prior to the Effective Date other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the employee; or

                           (iii) The Company requiring a Dallas, Texas-based eligible employee without his or her written consent to be based at or generally work from any location more than 25 miles outside of Dallas County, Texas; or

                           (iv) any failure by the Company to comply with and satisfy Section 9 of this Program.

                  (e) Without Cause. The Company may terminate the employment of an eligible employee with the Company Without Cause. For purposes of this Program the term "Without Cause" shall mean termination of employment for reasons other than for Death, Disability or Cause.


         4. SEVERANCE PAY. If a Change in Control of the Company occurs and within two years thereafter the employment with the Company of an eligible employee is terminated either by the employee for Good Reason or by the Company Without Cause, the Company shall




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pay to the eligible employee as severance pay, in a lump sum on or before the thirtieth day following the date of termination, the following amounts:

                  (a) the eligible employee's full base salary and benefits earned and payable through the date his or her employment is terminated, plus the dollar amount of the eligible employee's "target" payout under the Company's Management Incentive Plan ("MIP") in effect on the date the eligible employee's employment is terminated, prorated from the beginning of the then-current plan year through the date of termination of employment; and

                  (b) one (1) times the sum of (i) the eligible employee's then-current annual base salary and (ii) the dollar amount of his or her "target" payout under the Company's Management Incentive Plan ("MIP") in effect on the Effective Date.

         5. EMPLOYEE BENEFITS. If a Change in Control of the Company occurs and within two years thereafter an eligible employee's employment with the Company is terminated either by the employee for Good Reason or by the Company Without Cause, then in addition to all other benefits which the employee has earned prior to such termination or to which the employee is otherwise entitled, the provisions of this Section 5 shall apply. For a period of one year following an eligible employee's date of termination, the Company shall continue to make available to the employee and to his or her dependents the same medical, dental and vision coverage as was in effect immediately prior to the date of termination at the same cost that such coverage is provided for active employees of the Company who are at the Job Grade level the employee was at on his or her date of termination. This extended medical, dental and vision coverage shall run concurrently with any COBRA continuation medical, dental and vision coverage rights that the employee or his or her dependents have under Section 4980B of the Internal Revenue Code; therefore, the employee and his or her dependents will be required to elect such COBRA coverage on a timely basis in order to receive such continued medical, dental and vision coverage. Notwithstanding the foregoing, the availability of the extended medical, dental and vision coverage described in this Section 5 will terminate prior to the end of the one year period in the event that the rights to continuation coverage of the employee or his or her dependents terminate under COBRA. In the event that medical, dental and vision coverage is revised or terminated for active employees of the Company, such revisions or termination shall apply to medical, dental and vision coverage described in this Section 5. In addition to continued medical, dental and vision coverage, for the one year period immediately following the date of termination of an eligible employee at Job Grade level 18, the Company will reimburse such employee for the premium costs for any disability plan coverage provided to the employee by the Company immediately prior to the date of termination, but only to the extent that the employee has an individual right to convert such disability plan coverage to individual coverage following termination of employment and only in the event the employee exercises such conversion privilege. Finally, for the one year period following the date of termination of an eligible employee at Job Grade level 18, the Company shall reimburse such employee for the premium cost for any executive life insurance policy that is in place immediately prior the date of termination and pursuant to which the employee has a right to convert such policy to an individual policy and exercises such conversion privilege.




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         6. NO MITIGATION REQUIRED. An eligible employee shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4 or 5 by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or other obligation on an eligible employee's part hereunder or otherwise.

         7. EXCESS PARACHUTE PAYMENT LIMIT. Anything in this Program to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for the benefit of an individual (whether paid or payable or distributed or distributable pursuant to the terms of this Program or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code but for the application of this sentence, then the aggregate present value of amounts payable or distributable pursuant to this Program (such payments pursuant to this Program are hereinafter referred to as "Program Payments" for purposes of this Section 7) shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Program Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Internal Revenue Code. For purposes of this Section 7, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code. All determinations required to be made under this Section 7 shall be made at the expense of the Company, if requested by an employee or the Company, by an accounting firm selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to affected eligible employees within 30 days after the date on which the request has been made. Eligible employees shall cooperate with the Accounting Firm and provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon the Company and employees. The fact that an employee's right to Program Payments may be reduced by reason of the limitations contained in this
Section 7 shall not of itself limit or otherwise affect any other of an employee's rights other than pursuant to this Program. In the event that any Program Payment intended to be provided under this Program or otherwise is required to be reduced pursuant to this Section 7, an employee shall be entitled to designate the Program Payments to be so reduced in order to give effect to this Section 7. The Company shall provide employees with all information reasonably requested to permit them to make such designation. In the event that an employee fails to make such designation within 10 business days of the date of termination of employment, the Company may effect such reduction in any manner it deems appropriate. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Program Payments will be made by the Company which should not have been made ("Overpayment") or that additional Program Payments will not be made by the Company which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the employee which the employee shall repay to the Company together with interest at the applicable short-term federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded



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semi-annually; provided, however, that no amount shall be payable by the employee to the Company (or if paid by an employee to the Company, such payment shall be returned to the employee) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. In the event that the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the eligible employee with interest at the applicable short-term federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually.

         8. TAXES; WITHHOLDING OF TAXES. Without limiting the right of the Company to withhold taxes pursuant to this Section, an eligible employee shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred as a result of receiving the payments and benefits provided in this Program. The Company may withhold from any amounts payable under this Program all federal, state, city, or other taxes as the Company shall determine to be appropriate pursuant to any law or government regulation or ruling.

         9. SUCCESSORS, BINDING OBLIGATION. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Program in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Program "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets or which otherwise becomes bound by all the terms and provisions of this Program by operation of law. If an eligible employee should die while any amounts would still be payable hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Program to the eligible employee's devises, legates, or other designee or, if there be no such designee, to his or her estate.

         10. CLAIMS FOR PROGRAM BENEFITS. In the event that an eligible employee believes that benefits under this Program are not paid in an amount or at the time they are due, the eligible employee shall make a written claim for such benefits to the Program Administrator. Within fourteen (14) days after receiving a claim, the Program Administrator will:

                  (a) Either accept or deny the claim completely or partially;
and

                  (b) Notify the claimant of acceptance or denial of the claim.

         If the claim is completely or partially denied, the Program Administrator will furnish a written notice to the claimant containing the following information:

                  (a) Specific reasons for the denial.

                  (b) Specific references to the Program provisions on which any denial is based;


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                  (c) A description of any additional material or information that must be provided by the claimant in order to support the claim; and

                  (d) An explanation of the Program's appeal procedures.

         A claimant may appeal the denial of his or her claim and have the Program Administrator reconsider the decision. The claimant or his or her authorized representative has the right to:

                  (a) Request an appeal by written request to the Program Administrator not later than sixty (60) days after receipt of notice from the Program Administrator denying his or her claim;

                  (b)      Review pertinent Program documents; and

                  (c) Submit issues and comments regarding the claim in writing to the Program Administrator.

         The Program Administrator will make a decision with respect to such an appeal, within ten (10) days after receiving the written request for such appeal. The claimant will be advised of the Program Administrator's decision on the appeal in writing. The notice will set forth the specific reasons for the decision and specific reference to Program provisions upon which the decision on the appeal is based.

         11. ASSIGNMENT OF PROGRAM BENEFITS. Under no circumstances may benefits under the Program be subject to anticipation, alienation, pledge, sale, transfer, assignment. garnishment, attachment, execution, encumbrance, levy, lien or charge, and any attempt to cause any such benefit to be so subjected shall not be recognized, except to the extent required by law.

         12. MISCELLANEOUS. Prior to a Change in Control of the Company, eligible employees do not have any vested right to benefits under this Program and the Company reserves the right in its sole discretion to amend or terminate this Program. Following a Change in Control of the Company, no provisions of this Program may be amended with regard to an eligible employee unless such amendment is agreed to in writing signed by an affected eligible employee. No waiver of, or compliance with, any condition or provision of this Program shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any specific compensation program (other than a severance pay program) that provides for benefits upon a change in control relative to that program shall remain in effect, notwithstanding this Program. However, benefits payable under this Program shall be in complete substitution for any severance pay benefits an individual is entitled to receive under the Company's Severance Pay Program dated January 28, 1994, as amended. No employee nor any other person shall acquire by reason of the Program any right in or title to any assets, funds, or property of the Company. Program benefits which become payable under the Program are obligations of and shall be paid from the general assets of Greyhound Lines, Inc. Eligible



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employees must furnish to the Program Administrator such documents, data, or other information as the Program Administrator considers necessary or desirable for the purpose of administering the Program. The provisions of the Program for each eligible employee are on the condition that such eligible employee shall furnish full, true, and complete documents, data, or other information, and will promptly sign any document reasonably related to the administration of the Program requested by the Program Administrator. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment shall be made. The validity, interpretation, construction and performance of this Program shall be governed by federal law and to the extent not preempted, by the laws of the State of Delaware.

         13. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Program shall not affect the validity or enforceability of any other provision of this Program, which shall remain in full force and effect.

         14. YOUR RIGHTS UNDER ERISA. As an eligible employee, you are entitled to certain rights and protections under ERISA. ERISA provides that Program participants shall be entitled to:

                  (a) Examine without charge at the Program Administrator's office all Program documents and copies of all Program documents filed by the Program with the U.S. Department of Labor or with the Internal Revenue Service.

                  (b) Obtain copies of all Program documents and other Program information upon written request to the Program Administrator. The Program Administrator may make a reasonable charge for the copies.

                  (c) Receive a copy of the Program's financial report. The Program Administrator may be required by law to furnish each Program participant with a copy of the summary annual report.

         In addition to creating rights for Program participants, ERISA imposes duties upon the people who are responsible for the operation of the Program:

                  (a) The people who operate the Program, called "fiduciaries" of the Program, have a duty to do so prudently and in the interest of you and other Program participants.

                  (b) No one, including the Company, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

                  (c) If your claim for a Program benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Program Administrator review and reconsider your claim.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Program Administrator and you do not receive them within thirty



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(30) days, you may file suit in a federal court. In such a case, the court may require the Program Administrator to provide the materials and to pay you up to $100 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Program Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Program fiduciaries misuse the Program's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.

         If you have any questions about the Program, you should contact the Program Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.

         15. GENERAL INFORMATION.

Name of Program:           Greyhound Lines, Inc.
                           Change in Control
                           Severance Pay Program

Program Number:            514

Company and
Program Sponsor:           Greyhound Lines, Inc.
                           P. O. Box 660362
                           Dallas, TX 75266-0362



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Company's Employer
Identification Number:     86-0572343


Program Administrator:
                           Director, Benefits
                           P. O. Box 660362
                           Dallas, TX 75266-0362
                           214-789-7000



Agent for Service
Of Legal Process:          CT Corporation
                           350 N. St. Paul St.
                           Dallas, TX 75201

Type of Program:           Welfare Benefit

Program Year:              Calendar Year


                  IN WITNESS WHEREOF, GREYHOUND LINES, INC. hereby adopts the foregoing Severance Pay Program effective as of October 16, 1998.

                                               GREYHOUND LINES, INC.



                                               By:
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                                               Title:
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